January 14, 2019

Blue Star Foods Corp.

3000 NW 109th Avenue

Miami, Florida 33172

Gentlemen:

Re:	Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Blue Star Foods Corp., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed resale from time to time of up to 17,074,750 shares of common stock of the Company to be offered pursuant to the prospectus which is part of the Registration Statement, 16,015.000 of which shares are issued and outstanding (the “Shares”), 706,500 of which shares are issuable upon conversion of shares of Series A convertible preferred stock (the “Preferred Shares”), and 353,250 of which shares are issuable upon the exercise of warrants (the “Warrant Shares”).

In connection therewith, we have examined and relied upon original, certified, conformed or other copies of (a) the Certificate of Incorporation and Bylaws, both as amended, of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; and (d) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as to matters of fact and have made such examinations of laws as we have deemed relevant as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed or other copies.

Based upon and subject to the foregoing, we are of the opinion that (i) the outstanding Shares have been duly authorized, validly issued, fully paid and non-assessable, (ii) the Preferred Shares, when issued upon conversion in accordance with the terms and conditions of the Series A convertible preferred stock, will be validly issued, fully paid and non-assessable, and (iii) the Warrant Shares, when issued and paid for upon exercise in accordance with the terms and conditions of the warrants, will be validly issued, fully paid and non-assessable.

9665 Wilshire Boulevard, Suite 895, Beverly Hills, CA 90212

830 Third Avenue, 5th Floor New York, NY 10022

NYC Office: 646.861.7891

CA Office: 818.930.5686

www.cronelawgroup.com

We are familiar with the applicable provisions of the Delaware General Corporation Law and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and Delaware law, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

THE CRONE LAW GROUP PC

/s/ The Crone Law Group PC